PRICE

The present sale has been agreed for the principal sum of €1,900,000, to be paid as set forth below:

LOAN from BNP PARIBAS

Participating herein are Mr. Jean Benoit COQUERQUE and Mr. Marc BONET acting on behalf and as authorized agent of BNP PARIBAS, a French Société Anonyme with a share capital of €1,849,294,770, the principal place of business of which is located in Paris (75009), at 16, Boulevard des Italiens, and which appears in the Trade and Companies Register of Paris under number 662042449, - identifier: CE FR 76662042449, by virtue of powers vested in him under the terms of a power of attorney dated 27th June 2005, it being specified that BNP Paribas may be referred to hereinafter under either of the generic terms “Bank” or “BNP Paribas", and, CUISINE SOLUTIONS, a French single-shareholder simplified joint stock corporation [Société par Actions Simplifiée Unipersonnelle] with a share capital of €2,126,000.00, the principal place of business of which is located in Louviers (27400) at Ecoparc – 1, Allée des Tilleuls, Heudebouville, and which appears in the Trade and Companies Register of Évreux under number 348 006 677, represented herein by Mr. Jérôme Lebec in his capacity as Chief Executive of the said corporation, it being specified that Cuisine Solutions may be referred to hereinafter under the generic term “Borrower” where it is not specifically designated by name.

The above parties have agreed the following:

Mr. Jean Benoit COQUERQUE and Mr. Marc BONET acting in their designated capacity, after having taken note of the above, hereby declare that a loan granted against CODEVI resources is granted to Borrower in the amount of €1,900,000.00 (in words: ONE MILLION, NINE HUNDRED THOUSAND EUROS), hereinafter referred to as the “’Loan”, which shall be subject to the SPECIAL AND STANDARD CONTRACTUAL TERMS AND CONDITIONS set out hereinbelow.

TITLE I – SPECIAL TERMS AND CONDITIONS

CHARACTERISTICS OF THE LOAN

AMOUNT AND TERM OF THE LOAN:

Amount of Loan: €1,900,000.00 (in words: ONE MILLION, NINE HUNDRED THOUSAND EUROS)

Term of Loan: 180 months (excluding fund take-up period)

PURPOSES OF THE LOAN

The Loan of €1,900,000.00 breaks down into two tranches, these being:

•	an amount not exceeding €1,490,000 in a first tranche referred to hereinafter as the “Loan Tranche” the purpose of which is to enable payment of the whole purchase price of the real estate hereunder;

Mr. Jean Benoit COQUERQUE and Mr. Marc BONET acting in their designated capacity, loans at the date hereof to Borrower, as is shown in the accounts of the undersigned notary public, the sum of €1,490,000, this being the total amount for the aforementioned “Loan Tranche”.

•	and an amount not exceeding €410,000 in a second tranche referred to hereinafter as the “Credit Facility”, the purpose of which is to enable the financing of costs related to the present transaction and the work that Borrower is to carry out with respect to the real estate purchased hereunder in accordance with information and supporting documentation provided elsewhere to Bank;

PROCEDURES FOR THE TAKE-UP OF THE “CREDIT FACILITY”

Subject to the provisions contained in the article “Terms and Conditions Governing the Take-Up of the Credit Facility” hereinbelow, Bank shall provide the “Credit Facility” in accordance with written instructions given by Borrower, to settle amounts owed by the latter by means of payments made directly to one or more contractors or suppliers on production of bills or affidavits issued by the architect or the contractors concerned attesting to the progress made on the work.

The proof of the take-up of the Loan and its due repayment shall be embodied in the accounts maintained by Bank.

The above provisions and those set forth below in the article “Terms and Conditions Governing the Take-Up of the Credit Facility” constitute only obligations incumbent on Borrower from which exemption may be granted if agreed by Bank without the latter incurring any liability whatsoever with respect to any person whatsoever, and notably any guarantor, which shall not be at liberty to invoke same in order to avoid liability.

TERMS AND CONDITIONS GOVERNING THE TAKE-UP OF THE “CREDIT FACILITY”

Borrower may not seek to take up funds under the terms of the “Credit Facility”:

-	until it has duly put in place the guarantees and sureties in accordance with their specified degree of priority and met all other undertakings, if any, set forth below under the title
“Loan Guarantees” ;

-	until it has provided to Bank, where applicable, at the first request made by the latter, all supporting documentation (bills)
concerning the financing provided under the terms of the “Credit
Facility”;

Bank shall not be bound to provide funds under the terms of the “Credit Facility” unless all the conditions for take-up have been satisfied or if one of the causes or one of the grounds for accelerated maturity of the loan set forth under the heading “Accelerated Maturity” has occurred.

LOAN GUARANTEES:

In order to secure the Loan Tranche:

-	Subrogation to the lien of the seller of the real estate and lender’s lien, said liens to have highest priority not shared by any other creditor.

In order to secure the Credit Facility:

-	A contractual mortgage charge on the property
whose purchase is financed hereunder by means
of the Loan Tranche, second in priority and not
shared by any other creditor, with lesser
priority than the claims of Bank.

ADMINISTRATIVE FEES: €2,000 (not including VAT) due and payable (including VAT) on the date of execution hereof to the account opened in the name of Borrower in the books of Bank.

FINANCIAL TERMS AND CONDITIONS

Interest: yearly rate fixed at 3.62 per cent throughout the term of the Loan.

Repayment:

Period of take-up

The period of take-up of the amount of the Loan shall not exceed a maximum duration of 6 months as from the date hereof and shall end on the date of last drawing of the Loan funds without it being necessary to await the end of the designated period. However, if at the latest at the end of the period of take-up the entire amount of the Loan has not been drawn, the Loan shall be reduced to the amount actually taken up, unless an extension to the take-up period is granted by Bank.

Throughout the period of take-up Borrower shall be liable to Bank for payment of interest calculated in accordance with the method based on 360 days in a year, at the rate specified above on the amount actually drawn. This interest shall be paid for the first time on the last working day of the month in which the first drawing on the loan has occurred, and from that time monthly in arrears on the last working day of each period.

A final adjustment of the sums due for the whole period shall be made on the date on which the period of take-up ends.

Period of deferment of the redemption of principal

This period shall follow the period of take-up.

From the end of the period of take-up, the Loan shall be subject to a period of deferment of the redemption of the principal of which the duration shall be 24 months.

Throughout this period of deferment of the redemption of the principal, Borrower shall be liable for payment to Bank of interest calculated in accordance with the method based on 360 days in a year, at the rate specified above on the amount of the Loan drawn by the end of the period of take-up.

The first payment shall be made 25 months, day for day, after the end of the period of take-up, which shall then determine the dates of the other payments made during this period.

Redemption period:

From the end of the period of deferment of repayment of the principal, the Loan shall be repayable in 156 equal monthly amounts of €15,287.30, each comprising a portion of redemption of the principal in addition to interest calculated at the rate set hereinabove, applied to the amount remaining outstanding after each due date, and calculated in accordance with the method based on 360 days in a year and 30 days in a month.

The first repayment shall be made one month, day for day, after the end of the period of deferment of redemption of the principal, which shall determine the dates of the other repayments. A loan redemption table showing the schedule of due dates for repayments shall be notified by Bank to Borrower.

Annualized Percentage Rate (APR): In order to meet the requirements of Articles L-313.1 et seq. of the French Code of Consumer Law [Code de la Consommation], it is stated hereby for the purposes of illustration only that in the case of the take-up in a single drawing of the whole amount of the Loan at the date hereof, the Annualized Percentage Rate for interest on the Loan as calculated using the proportional method on the basis of a monthly actuarial rate of 0.302 per cent, is 3.62 per cent per year at the date hereof.

Assignment of receivables: Bank reserves the right to assign its receivables hereunder subject to the terms and conditions set forth in Articles L.313-36 to L.313-41 of the French Code of Monetary and Financial Law [Code Monétaire et Financier] (formerly Articles 25 et seq. of official order 67-838 dated 28 September 1967).

Manner and place of payment: On the due date for any sum which has become due Borrower hereby authorizes Bank to debit from one or more accounts open at that time in its books in the name of Borrower the amount necessary for settlement of the sums thus due. The present Loan is excluded from the scope of any current account agreement.

All payments to be made hereunder shall be made at the NORMANDY CORPORATE BRANCH [Agence NORMANDIE ENTREPRISES] of Bank, the address of which is Immeuble Bretagne 63, Avenue de Bretagne, Rouen (76100 France).

PAYMENT OF THE PURCHASE PRICE

ARTICLE: UNDERTAKING ON EMPLOYMENT OF LOAN FUNDS

Borrower hereby undertakes to employ the sum of €1,490,000 as loaned at the date hereof by Bank under the terms of the Loan Tranche for the payment, with accompanying declaration of the origin of the funds, of an amount equal to the Purchase Price for the sale transaction hereunder, in order that Bank may be subrogated in that amount to the seller’s rights, liens and action in avoidance.

ARTICLE: PAYMENT OF THE PURCHASE PRICE

The sum of €1,490,000 constituting the Purchase Price for the transaction hereunder has been paid in cash at the date hereof by the purchaser to the seller as is shown in the books of the undersigned notary public.

The purchaser hereby declares that this payment has been duly made as follows:

• with regard to the outstanding amount, this being €1,490,000, by means of funds declared by Borrower to come in their entirety from the Loan Tranche granted by Bank to Borrower under the terms hereof.

The seller hereby grants, subject to the subrogation set forth hereinabove, due discharge to the purchaser in the amount of €1,490,000 this being the amount of the Purchase Price for the present sale transaction, due payment of which is hereby placed on record.

DUE DISCHARGE IS HEREBY PLACED ON RECORD

GUARANTEES

ARTICLE: SUBROGATION FOR BANK FOR THE LOAN TRANCHE

Pursuant to the undertaking of employment of the loan funds and the declaration of the origin of the funds contained respectively in the loan agreement and in the due discharge included herein, which has been duly legalized, Bank enjoys rights under the law concerning liens as provided by Article 2103-2 of the French Code of Civil Law [Code Civil], which secures the principal amount of the Loan Tranche on the property acquired, in addition to the interest and commission arising therefrom and any ancillary amounts due.

Furthermore, Borrower, in accordance with Article 1250-2 of the aforementioned French Code of Civil Law, subrogates Bank to all seller’s rights, actions and liens in relation to that portion of the Price paid using funds loaned by Bank, and this is agreed by its representative as designated herein.

Consequently, Bank is hereby subrogated in accordance with the amount due with respect to both the lien and action in avoidance as laid down in Articles 2103-1 and 1654 of the aforementioned French Code of Civil Law as security for the principal sum of the Loan Tranche and lawful interest thereon.

The liens enjoyed by Bank, in accordance with the provisions of Article 2108 of the French Code of Civil Law, shall be protected by a registration of charge made on behalf of Bank within two months of the date hereof, said registration to produce in addition with respect to action in avoidance the effects in law defined by the second paragraph of the aforementioned Article 2108.

ARTICLE: ADDITIONAL MORTGAGE CHARGE SECURING THE CREDIT FACILITY

The real estate and related rights are charged as security for the debt receivable likely to result from the take-up of the Credit Facility of €410,000, including funds likely to have been provided as an advance against said Tranche prior to the registration of lien to be made hereunder,

And as security for the payment of all interest, any applicable subscriptions to group insurance cover, commission, expenses and ancillary amounts due,

And generally as security for the performance of all obligations arising hereunder for Borrower; the latter mortgage charge is made for the benefit of the Bank, this being accepted by its designated representative.

ARTICLE: DESIGNATION OF THE PROPERTY PLEDGED BY BORROWER

The following are covered by the mortgage charge:

•	All parts of the real estate hereunder and notably all constructions even where these are not specifically designated in the description hereinabove;

•	All annexes to the said real property without exception and notably all fixtures and in particular all equipment and installations characterized as fixtures thereto;

•	And all new constructions and improvements that may have been made thereto or thereon.

ARTICLE: DECLARATION CONCERNING PRIVITY OF CONTRACT

In view of the privity applicable in relation to the placing on public record of the real property transaction and in compliance with Article 32-2 of decree 55 1350 of 14 October 1955, it is stated hereby that the real property described above belongs to Cuisine Solutions.

ARTICLE: CONTINUATION AND DURATION OF REGISTRATION OF LIENS AND MORTGAGE

The registration of seller’s lien, lender’s lien and the contractual mortgage charge must be made for a term to end, for their total respective amounts, unless renewed in due time, on expiry of a period of two years following the last due date of payment for the debt secured as described hereinabove, in the manner that such redemption is provided for under the title “Financial Terms and Conditions”.

ARTICLE: ALLOCATION OF PAYMENTS TO REDEMPTION OF PRINCIPAL AND PAYMENT OF INTEREST

Since the Loan is destined to be employed for more than one distinct purpose which cannot be secured in the same manner on the property purchased hereunder, it is expressly agreed between the parties:

•	that the funds loaned under each of the Tranches shall represent distinct parts of the said Loan;

•	and that all payments made for any purpose by Borrower, or, if applicable, by any guarantor thereof, shall be allocated in due proportion to each of the Tranches making up the whole Loan.

ARTICLE: INSURANCE COVER FOR THE REAL PROPERTY PLEDGED HEREUNDER

Borrower hereby declares that the real property acquired hereunder and charged for the purposes of security and the accompanying fixtures have been or will be insured with reputable Insurers against all insurable construction risks for an amount equal either to their new replacement value, or to their market value.

The notary public drafting the deed of sale shall, by letter sent registered or certified mail, return receipt requested, notify the opposition for which provision is made in paragraph 2 of Article L.121-13 of the French Code of Insurance Law [Code des Assurances] in order to ensure that in its capacity as preferred creditor in compliance with the provisions of paragraph 1 of the said Article, Bank shall enjoy the rights of Borrower with respect to the Insurers for any insurance claim payments.

In order to preserve the economic value of the property pledged as security, Borrower hereby declares that the real property charged above as security shall remain insured as indicated above throughout the period of performance of the present agreement. Bank may request that Borrower produce all relevant documentary evidence of the existence of this insurance cover and of due payment of the associated premiums and subscriptions.

TITLE II – GENERAL TERMS AND CONDITIONS

ARTICLE — BORROWER’S REPRESENTATIONS AND WARRANTIES

At the date hereof Borrower represents and warrants:

-	that Borrower is a duly formed corporation with full legal
capacity to enter into the present contract and to perform all obligations imposed upon it thereby, and notably that its
signature, and if applicable, the signing of the covering deeds have been duly authorized in accordance with all formalities required in law and/or corporate bylaws;

-	that the undertakings made with respect hereto and, if
applicable, the related security interests, do not conflict with any other commitment, contractual provision, regulation or other constraint applicable to Borrower or which may become binding upon Borrower at a later time;

-	that the financial documents delivered to Bank for the purposes hereof are true and accurate; that they have been drawn up in accordance with accounting rules generally applied in France and that they provide a true and accurate picture of Borrower’s
assets, liabilities and results for each financial year;

-	that since the close of its most recent financial year, no event has occurred, notably of legal, financial or commercial nature, that may have a negative effect on Borrower’s business, assets, economic position or profitability which has not been made known to Bank prior to the execution of the present agreement;

-	that no procedure, claim, trial or administrative proceeding is in progress or to the best of Borrower’s knowledge is about to be filed which would be or is directed at prohibiting or
preventing the execution or performance hereof, or which may have significant negative consequences for Borrower’s business, assets or financial position;

-	that Borrower’s assets are validly insured with reputable Insurers for at least a value equal to their rebuilding and/or new replacement cost;

-	that there exists no fact or event that may constitute one of the grounds for accelerated maturity of the loan as agreed below;

-	that Borrower is up to date in its payments to salaried employees, the tax authorities, and applicable official social security and family allowance organizations.

ARTICLE – DOCUMENTS TO BE PROVIDED TO BANK

Throughout the term of performance hereof, Borrower is bound:

-	to provide to Bank, immediately they are drawn up and in any case no later than six months from the close of each financial year, copies, certified as a true record by its Statutory
Auditors, of its annual balance sheet, statement of income and all documents required by law or regulation in force,
accompanied by the reports submitted by the Statutory Auditors;

-	to provide to Bank, no later than four months from the close of each financial year, a copy of its tax declarations, to be certified as a true record by its Chief Executive Officer;

-	to send to Bank, immediately they are drawn up, the minutes of its ordinary and/or extraordinary general meetings of
shareholders, in addition to all documents relating to its
forward management planning;

-	to inform Bank no later than fifteen (15) calendar days from the occurrence of the relevant event of all and any changes of legal nature concerning Borrower, in addition to any event likely to cause a decline in the economic or legal value of the security interests now provided or possibly to be provided to Bank at a later time, or affect to a significant extent the value of its assets or increase the level of its commitments to third parties or possibly cause serious compromise to its ability to redeem the Loan;

-	to provide to Bank, at the first time of asking, all and any documents and information concerning its economic, accounting, financial or legal situation that Bank may reasonably require;

-	to inform Bank of all and any projects relating to significant changes in its shareholding structure and notably where their effect would be to transfer control of Borrower to a new
corporation or Group;

-	to inform Bank immediately of all and any facts, events or circumstances likely to constitute any of the grounds described below under the heading “Accelerated Maturity”;

ARTICLE: BORROWER’S UNDERTAKINGS

For so long as the Borrower may be a debtor hereunder, it may not, without the prior written agreement of Bank:

-	subordinate each year throughout the term of the Loan, the payment of any corporate dividends to the complete payment of all amounts due under the Loan;

-	dispose of, mortgage, assign to creditors, lease out, or contribute all or part of its property assets to the capital of any third party;

-	dispose of, pledge as security or lease out under a facility management contract all or any business or equipment relating thereto, said prohibition entailing with regard to the new
equipment likely to be attached to the business, a further
prohibition on the pledging as security of such equipment in circumstances covered by Articles L-525.1 et seq. of the New
Code of Commercial Law [Nouveau Code de Commerce];

-	contract any debt for which the costs when added to its existing borrowing may possibly exceed its capacity to repay;

-	take any step that may diminish the value of any property
pledged as security, where applicable, change the nature or
intended purpose of such property or lease it out. However,
where the authorization to lease has been granted by Bank,
Borrower shall refrain from giving any discharge or receipt for rentals not yet due unless these relate to rental payments made in advance as is customary against the final three or six months of tenancy;

failing compliance with all the above, the Borrower may be subject to enforcement of the provisions set forth under the heading “Accelerated Maturity”.

ARTICLE – BORROWER’S ADDITIONAL UNDERTAKINGS

Similarly, throughout the entire term of the performance hereof, Borrower undertakes, unless it has obtained prior agreement from Bank:

-	to refrain from selling or assigning all or part of its assets other than in the normal course of its business;

-	to refrain from carrying out any transaction of any kind with companies or enterprises placed under its control in the meaning of Article L.233-3 of the French Code of Commercial Law [Code de Commerce] (formerly Article 355-1 of the law of 24 July 1966) that is not agreed on normal market terms.

ARTICLE: EARLY REDEMPTION

Borrower may at any time redeem the Loan hereunder before its maturity, either in part or in whole, but any partial early redemption must apply to at least ten per cent of the initial amount of the loan unless the redemption relates to the final outstanding balance, always provided that one month’s advance notice must be given by letter sent registered or certified mail, return receipt requested, to the Bank Branch responsible for accounting for the Loan hereunder.

Bank will in that case receive a sum payable on the effective date of such early redemption, said sum corresponding to the difference between:

-	firstly, the current value as calculated at the fund
reassignment rate as defined below of the amount of the
repayments (including principal and interest) that the principal repaid early would have produced on the basis of the nominal initial fixed rate over the period remaining to run on the term,

-	and secondly, the amount of principal repaid early.

It has been mutually agreed between the parties that this sum shall be determined by application of the formula and the definition of the fund reassignment rate set forth in Annex I.

A minimum amount for payment to Bank is hereby set at €350.55. This minimum amount shall notably be automatically applied if the current value as defined hereinabove is less that the amount of principal covered by the early redemption.

Such early redemption shall be definitive and shall not give rise to any further take-up of loan funds. In addition, all partial early redemptions shall be deducted from the loan repayments whose due dates are furthest removed in time.

ARTICLE: ACCELERATED MATURITY

The totality of all sums due, including principal, interest, costs and ancillary expenses hereunder shall become immediately payable and no further fund take-up may be sought from Bank in the event of the placing of Borrower in liquidation by court order, cessation of its business or activity, or in the circumstances of default for which provision is made in law.

Similarly, no further loan fund take-up may be sought from Bank and/or Bank may declare the Loan to be immediately repayable before its term fifteen days after notice has been given to Borrower by letter sent registered or certified mail, return receipt requested, no legal formality being required therefor, in the event of the occurrence of any of the following circumstances:

-	non-payment at the due date of any sum falling due,

-	gravely reprehensible behavior on the part of Borrower, as in the case in which its situation should become irremediably compromised in the meaning of Article L.313-12 of the French Code of Monetary and Financial Law [Code
Monétaire et Financier];

-	if one of the representations made by Borrower hereunder or any written affidavit made by an authorized agent of
Borrower for the purposes hereof is shown to have been inaccurate at the time the statement was made or reiterated, or ceases to be accurate with regard to any matter that is of the essence;

-	merger, corporate split, voluntary liquidation or winding up of the business of Borrower;

-	sale or assignment of the business of Borrower in connection with a voluntary or forced bankruptcy procedure,

-	change in the corporate form of Borrower or in the stated purpose of its business or transfer of its principal place of business to a location outside metropolitan France without the agreement of Bank;

-	where interest and commission on the Loan become assessable for a tax of any kind for which they are not currently assessable, unless Borrower bears this fiscal expense in a manner such that Bank has no liability therefor;

-	failure by Borrower to pay any sum at the due date to any person, and notably Borrower’s contributions, taxes, social charges and other amounts, where this is likely to lead to consequences that are manifestly prejudicial to due redemption of the Loan;

-	major change in the corporate character, capacity or assets of Borrower, in addition to its legal, financial, industrial or commercial structure, unless this has been expressly agreed by Bank;

-	where a payment default by Borrower is declared to the Banque de France,

-	breach of contractual obligations, false declaration, non performance by Borrower, or by any guarantor of Borrower, with respect to any obligation incumbent upon them hereunder, or under the terms of any deed of guarantee or rider related to or entailed hereby, as also in the case of non performance by any of the abovementioned of all and any commitments with possible consequences for the legal force or economic value of any security interest or guarantee whether given hereunder or pursuant to a separate legal instrument,

-	where on any grounds Bank would be unable to benefit as preferred creditor according to the stipulations hereinabove from the guarantees agreed above charging the real property covered by the purchase transaction hereunder,

-	seizure, sale by agreement or court order or transfer of ownership whether in part or in whole in any form whatsoever of the real property or one of the elements of said real property pledged as security to the Bank hereinabove, as also in the event of the partial or total destruction by fire of said property.

The sums thus declared to be immediately due and payable and any sum unpaid at its normal or accelerated maturity date and all expenses and costs possibly advanced by Bank in connection with the Loan hereunder shall all generate interest calculated at the annual rate of the Loan applicable at that time plus 3 per cent.

The present stipulation shall not prejudice the fact that the Loan is immediately due for repayment nor equate to an agreement to a time period allowed for settlement. The interest due shall be capitalized, if due, for a whole year in accordance with the provisions of Article 1154 of the French Code of Civil Law [Code Civil].

ARTICLE – NOTICES

All notices, advices and request to be made pursuant hereto shall be made by letter.

In certain circumstances and at the express request of Borrower, Bank may accept notifications and requests over the telephone, by telex or by fax on condition that their content is confirmed by letter.

All notifications and requests to be made and all documents to be delivered by one or other of the parties pursuant hereto shall be made and delivered as follows:

• in the case of Borrower to: CUISINE SOLUTIONS
Address: ECOPARC – 1, Allée des Tilleuls, Heudebouville, Louviers (27400)

• in the case of Bank to: BNP PARIBAS
Branch: NORMANDY CORPORATE BRANCH [Agence NORMANDIE ENTREPRISES]
Address: Immeuble Bretagne 63, Avenue de Bretagne, Rouen (76100)

ARTICLE: SUNDRY COSTS AND DUES TO BE BORNE BY BORROWER

Borrower shall bear all expenses, dues, taxes (registration duty and the like) and fees arising from the present instrument and the formation of the security interests, if applicable, in addition to their renewal, and from annual notifications relating to the guarantors, if applicable, and generally, all costs relating to the present instrument or which flow or arise therefrom, including all and any advances made against the costs of maintenance of the security interests already registered, and remuneration and costs that may be due in relation to changes possibly made hereto.

In addition, all tax and duty of any kind, whether due now or in the future, on interest or principal relating to sums possibly owed by Borrower, shall be borne by the latter, including costs for which Bank may be liable in law.

In the event Bank seeks an order or allocation in law for the purposes of settlement of its debt claim, Bank shall be entitled to an amount of compensation set at a flat sum equal to three per cent of the amount of its receivable

ARTICLE – ALLOCATION OF PAYMENTS

It is expressly agreed between the parties, and is agreed and accepted by Borrower, that all part payments shall be allocated first to the payment of costs and ancillary amounts, subsequently to compensation payments, next to the payment of late payment interest, then to payment of commission due, followed by interest as stipulated by the loan agreement, and lastly to redemption of the principal.

ARTICLE: GUARANTEES – NOVATION

Guarantees given shall not in any manner compromise the rights and actions available to Bank and shall not affect and cannot affect in any manner the nature and scope of all undertakings and all collateral or personal security that may have been provided or agreed by contract either by Borrower, or by any third party, these being additional to Bank’s rights and actions.

ARTICLE: ASSIGNMENT – TRANSFER OF RIGHTS

Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written agreement of Bank.

Bank may assign or transfer any or all of its rights or obligations hereunder to any Bank or lending institution of its choosing.

In the event of such an assignment or transfer, Client authorizes Bank to inform the new Bank or lending institution of all relevant details of the present Loan.

ARTICLE: EXERCISE OF RIGHTS – WAIVER

All rights vested in Bank or Borrower under this agreement or any other instrument issued pursuant to it or in connection with it, like rights in law, shall be deemed cumulative and may be exercised at any time.

Where Bank or Borrower does not exercise a given right, or delays in exercising it, this can under no circumstances be deemed to constitute a waiver of that right and the exercise of a any given right or its partial exercise shall not prevent Bank or Borrower from exercising it again or in the future or from exercising any other right.

ARTICLE: INFORMATION TECHNOLOGY AND PERSONAL FREEDOMS – AUTHORIZATION TO DISCLOSE INFORMATION

The information identifying Borrower collected in connection with the present instrument shall be used as necessary for internal management purposes or to meet legal and regulatory obligations. That information subject to a right of access and correction under the terms of law 78-17 of 6 January 1978 concerning Information Technology, Data and Personal Freedoms; this right may be exercised by sending a request by postal mail to BNP PARIBAS, CFFRCA 1, 75540 Paris Cedex 09. The entity responsible for processing the data is BNP Paribas.

Borrower and Guarantor, if applicable, give their express authorization to Bank for the entire term hereof, to disclose information relating to them:

- - - -	to any subcontractors carrying out certain material and
technical tasks relating hereto on behalf of Bank (a list of subcontractors is available at the above address),
to mutual guarantee funds or financial guarantee institutions or debt collection companies entrusted with the task of ensuring due collection of the debt hereunder on behalf of Bank (lists of mutual guarantee funds, financial guarantee institutions and debt collection firms are available at the above address),
to any participating financial institution and refinancing
bodies possibly participating in the present transaction, in addition to their direct authorized agents whose services such bodies or institutions may call upon notably for the monitoring and receipt of moneys relating to the debt hereunder,
to corporations in the BNP Paribas group for the purpose of
presenting products and services managed by those entities in the context of commercial prospecting (a list of corporations in the BNP Paribas group is available at the above address).

NB: Borrower or Guarantor, if applicable, may indicate their opposition to such canvassing by sending a letter to the above address, specifying the method they wish to reject – postal mail, telephone, electronic mail – and whether this opposition covers the entire BNP Paribas group or only subsidiaries of BNP Paribas.

Finally, any inaccurate or incorrect declaration may be subject to special processing for the prevention of fraud.

ARTICLE: ANNEX

The following document is annexed hereto as an integral part of the Loan Agreement:

ANNEX I – Formula for the determination of the compensation due to Bank in the event of early redemption of the Loan.

ARTICLE: ELECTION OF DOMICILE

For the purposes of performance hereof and any instruments deriving herefrom, domicile is elected:

• in the case of Bank at its Évreux Branch, the address of which is 22, rue Grenoble, Évreux (27000)

• in the case of Borrower at its principal place of business as indicated hereinabove.

The parties expressly designate as the Forum for the present Agreement any Court with jurisdiction at the location of the Branch of Bank specified under the heading “Manner and Place of Payment” and failing precise attribution, the Courts of Paris, France shall have competence for all proceedings and actions, even in the case of a plurality of actions or parties, or where third parties are introduced.

THE ABOVE BEING FORMALLY PLACED ON RECORD

ANNEX I

The formula for the early redemption compensation due shall be calculated as set forth below in all cases where the early redemption is made at a due repayment date:

Sum of (CFp / (1 + TR)	Dp ) — RA

(p = 1 to n)

If the early redemption is not made at a due date, the result derived as described above shall be reduced by the amount of interest accruing between the last due date and the date of the early redemption.

Where:

n is the number of periods of fund flow payments between the date of early redemption and the contractual due date for the loan.

CFp is the flow of residual capital and interest as initially scheduled in the loan redemption table, associated with the early redemption at period p.

Dp is the time elapsing between the date of the early redemption and the date of payment of the CFp fund flow.

RA is the principal remaining outstanding at the date of the early redemption if the early redemption relates to the entire amount owed, or the amount repaid early if the early redemption is only partial.

TR is the fund reassignment rate = rate of actuarial yield of the government bond whose term is closest and less than the average residual life of the loan.

In the present context, government bonds are the BTAN (Bons du Trésor à Taux Annuels Normalisés / Treasury Bonds subject to fixed annual rates) where average residual life is less than 5 years, or OATs (Obligations Assimilables du Trésor) where the average residual life is 5 years or more.

The rate is that determined by the Caisse des Dépôts et Consignation (pages REUTER: CDCOAT1, CDCOAT2, CDCBTAN, or any other page replacing these). The figure applied for the rate shall be that known on the second business day preceding the effective date for early redemption.

The duration of the average residual life corresponds to the sum of the flows of residual capital associated with the early redemption, weighted by the time elapsed between the date of early redemption and the date of payment of each fund flow, divided by the amount of the aforesaid early redemption:

Sum of (Kp x Dp) / RA
(p = 1 to n)

Kp: flow of residual capital as initially scheduled in the loan redemption plan, corresponding to the amount repaid early at period p.